                                                                                                                                           Execution Copy

FIRST SUPPLEMENTAL INDENTURE
First Supplemental Indenture (this “Supplemental Indenture”), dated as of March 28, 2016, between IRSA Inversiones y Representaciones, Sociedad Anónima, a sociedad anónima organized under the laws of the Argentina (“IRSA”), and The Bank of New York Mellon (formerly The Bank of New York), a corporation organized under the laws of the State of New York authorized to conduct a banking business, as Trustee (the “Trustee”), Co-Registrar, Principal Paying Agent and Transfer Agent.
W I T N E S S E T H
WHEREAS, IRSA has heretofore executed and delivered to the Trustee and Banco Santander Río S.A., as Registrar, Paying Agent, Transfer Agent and representative of the Trustee in Argentina (the “Argentine Representative”), an Indenture, dated as of July 20, 2010 (the “Indenture”), with respect to IRSA’s US$400,000,000 Global Note Program, pursuant to which US$150,000,000 aggregate principal amount of IRSA’s 11.500% Notes due 2020, Series No. 2 (the “Notes”) were issued;
WHEREAS, Section 7.2 of the Indenture provides that, when authorized by a resolution of the Board of Directors of IRSA, IRSA and the Trustee may enter into an indenture supplemental to the Indenture for the purposes of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture with the affirmative vote, at a meeting of Holders of the Notes or at an adjourned meeting duly convened at which a quorum is present as provided in Section 6.6 of the Indenture, of a majority in aggregate principal amount of the Notes then Outstanding represented and voting at such meeting;
WHEREAS, IRSA has solicited consents upon the terms and subject to the conditions set forth in the Tender Offer and Consent Solicitation Statement dated March 3, 2016 (as the same may be amended or supplemented from time to time, the “Statement”), and in the related Consent and Letter of Transmittal (each, as defined in the Statement), from each Holder of the Notes to the amendments to the Indenture described in the Statement and set forth below in Article Two, Article Three, Article Four, Article Five, Article Six, Article Seven and Article Eight of this Supplemental Indenture (the “Proposed Amendments”);
WHEREAS, on March 23, 2016, a duly-convened meeting of Holders of the Notes (the “Meeting”) was held in accordance with the applicable provisions of Section 6.6 of the Indenture, at which meeting a quorum was present as provided in Section 6.6 of the Indenture, and the Holders holding US$85,189,000 in aggregate principal amount of Outstanding Notes, representing a majority of the Notes then Outstanding represented and voting at the Meeting, affirmatively voted to approve the Proposed Amendments;
WHEREAS, the record of the Meeting and the ballots voted at the Meeting evidencing such consent of the Holders of the Notes to the Proposed Amendments have been delivered to the Trustee in accordance with Section 6.6(f) of the Indenture;
WHEREAS, IRSA was authorized by its Board of Directors by resolution dated March 28, 2016 (the “Board Resolution”) to enter into this Supplemental Indenture;

WHEREAS, IRSA has delivered to the Trustee an Officers’ Certificate, an Opinion of Counsel and a copy of the Board Resolution pursuant to Sections 7.5 and 12.6 of the Indenture;
WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture by IRSA and to make this Supplemental Indenture valid and binding on IRSA have been complied with or have been done or performed; and
WHEREAS, pursuant to Section 7.2 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
ARTICLE ONE.
SECTION 1.01  Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
                              ARTICLE TWO.
SECTION 2.01  Amendment to the Table of Contents. The Table of Contents of the Indenture is amended by deleting the titles to Sections 3.20 and 3.23 and inserting in lieu thereof the phrase “[intentionally omitted]”.
                                 ARTICLE THREE.
SECTION 3.01  Amendment to the Recitals. The eighth recital is amended by adding the words “or International Financial Reporting Standards” after the word “Argentina”.
                             ARTICLE FOUR.
SECTION 4.01  Amendment to Certain Provisions in Article I. Section 1.1 (Definitions) of the Indenture is amended as follows:
(a) by deleting the following text from the definition of “Acquired Indebtedness”: “or at the time it merges or consolidates with IRSA or any of its Restricted Subsidiaries or is assumed in connection with the acquisition of assets from such Person” and “or at the time it merges or consolidates with IRSA or a Restricted Subsidiary or at the time such Indebtedness is assumed in connection with the acquisition of assets from such Person”.
(b) by deleting the following text from clause (5) of the definition of “Asset Sale”: “including a Permitted Investment”.
(c) by adding the following text to the definition of “Consolidated EBITDA”: “and its Subsidiaries (Restricted Subsidiaries in the case of IRSA)” after the word “Person” in clause (1) and after the word “Person” in clause (2).

(d) by adding the following text to the definition of “Consolidated Net Income”: “(Restricted Subsidiaries in the case of IRSA)” after the word “Subsidiaries”.
(e) by adding the following new definition: “Effective Date” means March 28, 2016.” in alphabetical order.
(f) by deleting in its entirety the definition of “Investment Return”.
(g) by deleting the definition of “Permitted Business” in its entirety and inserting in lieu thereof the following text:
“Permitted Business” means (i) any business  or activity in which the Issuer or any of its Subsidiaries or Banco Hipotecario or any of their respective Affiliates is directly or indirectly engaged (including though the ownership of Capital Stock) on the Effective Date, (ii) any business involving real estate, retail sales, telecommunications, data transmission, internet, information technology or media content services or products and/or (iii) any business or activity related, ancillary or complementary to any of the foregoing including, without limitation, any such activities outside of Argentina.
(h) by deleting the words “Issue Date” in the definition of “Permitted Holders” and adding in lieu thereof the words “Effective Date”.
(i) by deleting in its entirety the definition of “Permitted Investments”.
(j) by deleting the words “Issue Date” in the definition of “Permitted Lien” and adding in lieu thereof the words “Effective Date”.
(k) by deleting in its entirety the definition of “Receivables Entity”.
(l) by deleting the following text from the definition of “Receivables Transaction”: “(including a Receivables Entity)”.
(m)  by deleting in its entirety the definition of “Standard Securitization Undertakings”.
(n) by adding the following proviso at the end of the definition of “Subsidiary”: “; provided that for the avoidance of doubt and notwithstanding any provision hereof to the contrary, in no event shall IDB Development Corporation Ltd. or any of its Subsidiaries be (i) considered a “Subsidiary” for any purposes hereunder or (ii) taken into account for purposes of any of the definitions (including those in Article I) or covenants in this Indenture (whether or not the financial statements of any of such companies are at any time consolidated with the financial statements of IRSA).”
ARTICLE FIVE.
SECTION 5.01  Modification and deletion of Certain Provisions in Article III.

(a) Section 3.16 (Limitation on Incurrence of Additional Indebtedness) of the Indenture is amended as follows:
(a)
deleting from clause (1) thereof the following text: (i) “(a)” where it appears; and (ii) “; and (b) with respect to the Incurrence of Secured Debt of IRSA and Indebtedness of Restricted Subsidiaries, immediately after giving pro forma effect to the Incurrence thereof, the aggregate principal amount of all outstanding Secured Debt of IRSA plus the aggregate principal amount of all Indebtedness of its Restricted Subsidiaries on a consolidated basis is less than 30% of Consolidated Tangible Assets of IRSA, in each case calculated as of the end of the most recent fiscal quarter ending prior to the date of such Incurrence; provided that notwithstanding the foregoing, if IRSA or any Restricted Subsidiary Incurs Purchase Money Indebtedness and, immediately after giving pro forma effect to the Incurrence thereof and the application of the proceeds therefrom, the Consolidated Interest Coverage Ratio of IRSA is greater than 2.25 to 1.0, calculated as of the end of the most recent fiscal quarter ending prior to the date of such Incurrence, such Purchase Money Indebtedness and the purchased assets securing such Purchase Money Indebtedness shall not be included at any time in the calculation of Secured Debt or Consolidated Tangible Assets for the purpose of this clause (b).”
(b)
by deleting from clause (2)(e) thereof the number “5%” where it appears and adding in lieu thereof the number “15%”.
(c)
by deleting from clause (2)(g) thereof the words “Issue Date” where it appears and adding in lieu thereof the words “Effective Date”.
(d)
by deleting from clause (2)(j)(1) thereof the words “Issue Date” where it appears and adding in lieu thereof the words “Effective Date”.
(e)
by deleting from clause (2)(m) thereof the text thereof in its entirety and inserting in lieu thereof the following text:
“Indebtedness represented by working capital Indebtedness in an aggregate outstanding principal amount at any time not to exceed US$40.0 million; and”
(f)
by deleting from clause (2)(n) thereof the text thereof in its entirety and inserting in lieu thereof the following text:
“additional Indebtedness in an aggregate outstanding principal amount not to exceed 25.0% of the consolidated total assets of IRSA, calculated as of the end of the most recent fiscal quarter ending prior to the date of such Incurrence.”

(b) Section 3.17 (Limitation on Restricted Payments) of the Indenture is amended by deleting the text of that Section in its entirety and inserting in lieu thereof the following text:
“Section 3.17 Limitation on Restricted Payments. IRSA will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, take any of the following actions (each, a “Restricted Payment”):
(a) declare or pay any dividend or make any distribution, whether in cash or in kind, on or in respect of shares of Capital Stock of the Issuer to holders of such Capital Stock (other than dividends or distributions payable in Capital Stock of the Issuer); or
(b) purchase, redeem or otherwise acquire or retire for value any shares of Capital Stock of the Issuer (other than any such shares held by the Issuer or a Subsidiary);
unless at the time of the Restricted Payment and immediately after giving effect thereto:
(1) no Event of Default shall have occurred and be continuing; and
(2) IRSA is able to Incur at least US$1.00 of additional Indebtedness pursuant to clause (1) of Section 3.16.
Notwithstanding the preceding paragraph, this covenant does not prohibit:
(1) the payment of any dividend or distribution or redemption within sixty (60) days after the date of declaration of such dividend or distribution or notice of redemption if such payment would have been permitted on the date of such declaration or notice;
(2) the purchase, redemption or other acquisition or retirement of any Capital Stock of IRSA made in exchange for or out of the proceeds of the issuance or sale of Capital Stock of IRSA;
(3) the purchase, redemption or other acquisition or retirement of any Capital Stock or other securities exercisable or convertible into Capital Stock from any current or former employees, officers, directors or consultants of IRSA or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment or directorship of such employees, officers or directors, or the termination of retention of any such consultants;
(4) the purchase, redemption or other acquisition or retirement of any Capital Stock deemed to occur upon the exercise of stock options, warrants or similar rights if such Capital Stock represents a portion of the exercise price of those stock options, warrants or similar rights;

(5) the purchase, redemption or other acquisition or retirement of any fractional shares arising out of stock dividends, splits or combinations or business combinations;
(6) payments or distributions to dissenting stockholders of Capital Stock of IRSA or its Subsidiaries pursuant to applicable law in connection with a consolidation, merger or similar transaction that complies with the provisions of the Indenture;
(7) Restricted Payments in an amount not to exceed the sum of the aggregate net proceeds and the Fair Market Value of any property or other assets received by the Issuer or any Subsidiary after the Issue Date from (i) contributions of capital or the issuance or sale of Capital Stock or (ii) the issuance of any Indebtedness of the Issuer or any of its Subsidiaries that has been converted into or exchanged for Capital Stock after the Issue Date; or
(8) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made subsequent to the Effective Date pursuant to this clause (8) not to exceed the greater of US$50.0 million (or the equivalent in other currencies) and 10% of the consolidated total assets of IRSA as of the last date of its most recent fiscal quarter.”
(c) Section 3.19 (Limitation on Designation of Unrestricted Subsidiaries) of the Indenture is amended by (i) deleting the word “(a)” where it appears in Clause (2); (ii) deleting the words “an Investment” where they appear in clause (3) and inserting in lieu thereof the words “a Restricted Payment”; and (iii) deleting the words “as a Restricted Payment” and “or as a Permitted Investment” in clause (3).
(d) Section 3.20 (Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries) of the Indenture is amended by deleting it in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.
(e) Section 3.23 (Limitation on Guarantees) of the Indenture is amended by deleting it in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.
(f) Section 3.24 (Limitation on Transactions with Affiliates) of the Indenture is amended by (i) deleting the words “Issue Date” where they appear in clause (2)(c) and inserting in lieu thereof the words “Effective Date” and (ii) deleting the words “and Permitted Investments” in clause (2)(d).

ARTICLE SIX.
SECTION 6.01  Amendment to and Elimination of Certain Provisions in Article IV. Section 4.1 (Events of Default) of the Indenture is amended by:
(a) deleting the text of clauses (b), (c), (d), (e) and (g) of Section 4.1 in their entirety and inserting in lieu thereof the following:
“(b)           IRSA shall fail duly to perform or observe any other covenant or obligation applicable to such Series under this Indenture or contained in such Securities, and such failure shall continue for a period of ninety (90) days after written notice to that effect is received by IRSA or by IRSA and the Trustee from the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of such Series specifying such failure and requiring it to be remedied and stating that such notice constitutes a “notice of default” under the Indenture; or
(c)           IRSA shall fail to pay when due the final scheduled maturity thereof principal of its Indebtedness in an aggregate past due principal amount of at least US$50,000,000 (or the then equivalent thereof in another currency at the time of determination) and such failure shall continue after the grace period, if any, applicable thereto, or any other event of default shall occur under any agreement or instrument relating to any such Indebtedness in an aggregate principal amount of at least US$50,000,000 (or the then equivalent thereof in another currency at the time of determination), and in each case such failure to pay or other event of default shall result in the acceleration of the final scheduled maturity thereof in an aggregate past due principal amount of at least US$50,000,000 (or the then equivalent thereof in another currency at the time of determination); or
(d)           a court having jurisdiction enters a final decree or order for (1) relief in respect of IRSA in an involuntary case under the Argentine Law No. 24,522, as amended (the “Bankruptcy Law”), or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect or (2) appointment under any applicable bankruptcy, insolvency or other similar law of an administrator, receiver or trustee for IRSA for all or substantially all of the property of IRSA and, in each case such decree or order shall remain unstayed and in effect for a period of ninety (90) consecutive days; or
(e)           IRSA (a) commences a voluntary case under the Bankruptcy Law or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect or (b) consents to the appointment under any applicable bankruptcy, insolvency or other similar law of or taking possession by an administrator, receiver or trustee for IRSA for all or substantially all of the property of IRSA;”

(b) deleting the words “and/or the relevant Subsidiary” in the text following clause (e).

 ARTICLE SEVEN.
SECTION 7.01  Elimination of Certain Provisions in the Notes. Each Global Security representing the Notes shall be deemed to be amended to reflect the provisions of Article Two, Article Three, Article Four, Article Five and Article Six hereof.
                           ARTICLE EIGHT.
SECTION 8.01  References to Deleted or Amended Provisions. All references in the Indenture and any Global Security representing the Notes, as amended by Article Two, Article Three, Article Four, Article Five, Article Six and Article Seven hereof, to any of the provisions deleted and eliminated or modified as provided herein, or to terms defined in such provisions, shall also be deemed deleted and eliminated or modified, as the case may be, in accordance with the terms of this Supplemental Indenture. Effective as of the date hereof, none of IRSA, the Trustee, the Argentine Representative, the Holders of the Notes or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such Sections, subsections or clauses and such deleted or modified Sections, subsections or clauses shall not be considered in determining whether an Event of Default has occurred or whether IRSA has observed, performed or complied with the provisions of the Indenture or any Note.
SECTION 8.02  Amendment to Definitions. The Indenture is hereby amended by deleting any definitions from the Indenture and any Global Security representing the Notes with respect to which references would be eliminated as a result of amendments to the Indenture pursuant to Article Two, Article Three, Article Four, Article Five, Article Six and Article Seven hereof.
                     ARTICLE NINE.
SECTION 9.01  Effectiveness of Supplemental Indenture. This Supplemental Indenture shall be effective upon its execution and delivery by the parties hereto. The Proposed Amendments set forth in Article Two, Article Three, Article Four, Article Five, Article Six, Article Seven and Article Eight hereof shall become operative immediately upon IRSA’s delivery of an Officers’ Certificate to the Trustee confirming that (i) IRSA has accepted for purchase the Notes tendered by consenting Holders and that (ii) IRSA has paid all other amounts due and owing to the Holders in accordance with the terms and conditions set forth in the Statement.
SECTION9 .02  GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
SECTION 9.03  Full Force and Effect. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Subject to Section 9.01 hereof, upon the execution and delivery of this Supplemental Indenture by IRSA and the Trustee, this Supplemental Indenture shall form a part of the Indenture for all purposes, and IRSA, the Trustee and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all references to the Indenture or the Global Securities representing the Notes, whether within the Indenture, such Global Securities or in any notice, certificate or other instrument or document, shall be deemed to include a reference to the Indenture as amended by this Supplemental Indenture (whether or not made), unless the context shall otherwise require.

SECTION 9.04  Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.
SECTION 9.05  Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.
SECTION 9.06  Successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
SECTION 9.07  The Trustee. The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made by IRSA.
SECTION 9.08  Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
SECTION 9.09  Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
SECTION 9.10  Severability. If any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Supplemental Indenture or the Indenture shall not in any way be affected or impaired thereby.
IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
IRSA INVERSIONES Y REPRESENTACIONES, SOCIEDAD ANÓNIMA
By: _______________________________
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee
By: _______________________________
Name:
Title:

002761-0008-16036-Active.18633675.7